Exhibit 10.3

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered March 31, 2011, (the “Effective Date”), between ELANDIA INTERNATIONAL, INC., a Delaware corporation (the “Company”), and PEDRO R. PIZARRO, an individual (the “Executive”).

RECITALS:

A. The Company and the Executive entered into that certain Executive Employment Agreement, dated as of February 15, 2008, as amended April 29, 2008, further amended August 13, 2009 and further amended February 6, 2009 (the “Original Agreement”), whereby the Company agreed to employ the Executive as its President and Chief Executive Officer on the terms and conditions set forth in the Original Agreement;

B. The Company entered into that certain Contribution Agreement dated July 29, 2010 whereby it agreed to issue 85% of all of the issued and outstanding shares of Common Stock of the Company (after giving effect to such issuance) to Amper, S.A. (the “Transaction”); and

C. In connection with the Transaction, the Company and the Executive wish to amend the Original Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

AGREEMENT

1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in the capacity of Chief Executive Officer. The Executive shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”) and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Company shall use its best efforts to arrange for the election of the Executive as a member of the Board of the Company and the Executive agrees to serve on the Board of the Company. The Company will consult with the Executive with regard to the selection and nomination of new directors. The Company may also direct Executive to render services to other entities which are now or may in the future be affiliated with the Company (the “Affiliates”), subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates faithfully, diligently and to the best of his ability. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his duties under this Agreement and to furthering the interests of the Company and its Affiliates. The Executive shall render such services at the Company’s offices at 8200 N.W. 52nd Terrace, Suite 102, Miami, FL 33166, or at other suitable location(s) selected by the Company. During the Term, Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written consent of the Board; provided, however, that Executive shall be entitled to serve as a partner in Sprimont Capital and to serve on one outside “for-profit” board of directors (or, if the Executive is no longer a partner in Sprimont Capital, to serve on up to two outside “for-profit” boards of directors), and on the boards of two civic/community organizations or charitable institutions, as long as that service does not conflict with the Executive’s full-time commitment to the Company.

2. COMPENSATION/BENEFITS.

(a) Salary. The Company shall pay Executive a base salary (the “Base Salary”) of at least $375,000 per year. This Base Salary shall be paid consistent with the Company’s payroll policies and procedures for all employees. The Base Salary shall be reviewed for potential increases, at least annually, and the Executive’s Base Salary shall be increased by the Board, as a result of such reviews, to at least reflect increases in the cost of living.

(b) Performance Bonus. During the Term, and each Renewal Term, Executive shall be eligible to receive an annual bonus (“Bonus”) of up to 100% of the Executive’s Base Salary, based upon a written bonus plan (the “Senior Management Incentive Compensation Plan”), which shall be drafted at the direction of the Board. Bonus criteria for the Executive under the Senior Management Incentive Compensation Plan shall be reasonable and consistent with the Company’s annual business plan approved by the Board. The Senior Management Incentive Compensation Plan shall provide for bonuses to be paid on or before the next payroll to occur after filing of the Company’s Annual Report on Form 10-K for the applicable year, but not later than March 15 of the following year. Bonuses under the Senior Management Incentive Compensation Plan shall be awarded at the reasonable discretion of the Board consistent with the Company’s annual business plan, approved by the Board.

(c) Employee Benefits. Executive shall be entitled to participate in all benefit plans or programs of the Company currently existing or hereafter made available to executives and/or other employees, subject to the eligibility requirements, restrictions and limitations of any such plans or programs, including, but not limited to, the Company’s group health insurance plan, any Company group dental insurance plan, the Company’s 401(k) plan and any other Company retirement plan. In addition, the Executive will be reimbursed up to $10,000 annually to fund expenses of a personal $1,000,000 life insurance policy and a personal disability insurance policy. The Executive shall also be provided, at Company expense, with a laptop computer. In addition, the Company agrees to pay all legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement and related transactions.

(d) Vacation and Holidays. Executive shall be entitled to four weeks of vacation each calendar year during the Term and each Renewal Term, to be taken at such times as the Executive and the Company shall mutually determine; provided, that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year and is not cumulative; provided, that Executive shall be entitled to carry forward into the next year up to (10) unused vacation days for such year. In addition, the Executive shall enjoy paid holidays on the same basis as other employees.

(e) Business Expense Reimbursement; Telephone Expenses. Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by the Executive during the Term or any Renewal Term in the course of and pursuant to the business of the Company, including business travel, meal, and customer entertainment expenses, etc. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. This reimbursement shall cover, among other things, the cost of Executive’s cellular telephone use in connection with his employment hereunder.

(f) Reimbursement of Automobile and Country Club Expenses. The Executive may incur, and the Company agrees to reimburse, up to $2,000 per month of the Executive’s automobile and country club expenses.

(g) Tax Gross-Up. The Company agrees to provide a tax gross-up benefit to the Executive as set forth on Exhibit “A” to this Agreement.

(h) Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the Term or Renewal Term, as applicable, or other period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made promptly upon Executive’s request and no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

3. ELANDIA EQUITY COMMITMENTS. The Company has a stock option plan (this plan, as amended from time to time, is referred to hereinafter as the “Stock Option Plan”). Simultaneously with the execution hereof, the Company and the Executive are entering into an Amended and Restated Incentive Stock Option Agreement with respect to the stock options currently granted to Executive. The Executive will have at least 90 days from the termination date of his employment to exercise his vested stock options. Also, if there is a Change of Control, as defined below by this Agreement, then all options granted to the Executive shall fully vest on an accelerated basis. The Executive’s stock option rights shall be subject to the terms of the Stock Option Plan, except to the extent that those terms are inconsistent with this Agreement, the grant agreement, and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect. In addition, except as set forth in this Section, the Stock Option Plan, or stock option agreements, no right to any Company stock shall be earned or accrued until such time that vesting occurs, nor does any grant confer any right to continued vesting or continued employment.

4. TERM. The Term of employment hereunder will commence on the Effective Date, and end four years thereafter (the “Term”), unless terminated earlier pursuant to Section 6 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive one year terms, unless written notification of non-renewal is provided by either party no less than six months prior to the expiration of the Term or the then current Renewal Term.

5. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. The Executive represents and warrants to the Company as follows:

(a) All information furnished by Executive to the Company is to the best of Executive’s knowledge, true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

(b) Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

(c) Executive declares that he has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly and without coercion.

6. DEATH, DISABILITY AND TERMINATION.

(a) Death. In the event of the death of the Executive during the Term or a Renewal Term, the Company shall pay promptly, but not later than 30 days following the Executive’s death, all Accrued Obligations, as that term is defined below in Section 6(d)(i), to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. The Executive’s designated beneficiary, or, in the absence of such designation, his estate or other legal representative of the Executive, shall also be entitled to payment of any Final Bonus, as that term is defined in Section 6(d)(i), which shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b). Other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans.

(b) Disability.

(i) In the event of a termination of the Executive’s employment on account of the Executive’s Disability, as hereinafter defined, the Executive shall be entitled to receive the Executive’s Base Salary, at the annual rate in effect immediately prior to the termination of the Executive’s employment, for a period of three months from the date on which the Disability has deemed to occur as hereinafter provided below, which amount will be paid in a lump sum within 30 days following the termination of the Executive’s employment. Any amounts provided for in this Section 6(b) shall be offset by other long-term disability benefits obtained by Executive pursuant to Section 2(c) hereof. The Executive will also be entitled to payment of all Accrued Obligations, as that term is defined below in Section 6(d)(i), which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated pursuant to this Section 6(b). The Executive shall also be entitled to payment of any Final Bonus, as that term is defined in Section 6(d)(i), which shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b).

(ii) “Disability” for purposes of this Agreement, means Executive’s inability to perform his or her duties under this Agreement, with or without a reasonable accommodation, for a period of any three consecutive months due to illness, accident or any other physical or mental incapacity. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(c) Termination by the Company for Cause.

(i) Nothing herein shall prevent the Company from terminating Executive for Cause as hereinafter defined. In that event, the Executive will be entitled to payment of all Accrued Obligations, as that term is defined below in Section 6(d)(i), which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated, but the Executive will not be entitled to Severance Pay or any Final Bonus. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii) “Cause” shall mean any of the following: (A) commission or participation by Executive in an injurious act of personal dishonesty, fraud, gross neglect, or intentional misrepresentation against the Company or any Affiliate, in each case that causes material injury to the Company or any Affiliate, or the Executive’s embezzlement from the Company or any Affiliate; (B) Executive’s conviction of or plea of nolo contendere to a felony; (C) commission or participation by Executive in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, in each case that causes material injury to the Company or its Affiliates; or (D) continued willful violations by Executive of his obligations to the Company (provided that, the Company shall have delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c)(ii)(D) and specifying the particulars thereof and the Executive shall be given a 15-day period to cure such conduct).

(d) Termination by the Company other than for Cause; Termination by the Company through Non-Renewal; Termination by the Executive for Good Reason.

(i) The foregoing notwithstanding, the Company shall have the right, at any time, to terminate the Executive’s employment for whatever reason it deems appropriate. In the event such termination is not based on Cause, as provided in Section 6(c) above, or if Executive’s employment is terminated under Section 6(f) of this Agreement, the Company shall pay the Executive, promptly (but not later than 30 days) following termination of employment, a lump sum equal to one year of Severance Pay. “Severance Pay” under this Agreement includes all of the following forms of salary and fringe benefit compensation: (A) Base Salary, using the Executive’s average Base Salary during the year prior to his termination in making Severance

Pay calculations; (B) Bonus, using the Executive’s Bonus during the year prior to his termination in making Severance Pay calculations; and (C) fringe benefit compensation, calculated by the Company exercising its discretion reasonably, equivalent to the cost to the Company of providing the Executive, during the period by which the amount of severance is being measured (i.e., one year or some shorter period specified in the relevant provision), with (1) his group medical and dental insurance (less any deductions for employee contributions), (2) his personal life insurance and disability insurance (but not more than the $10,000 maximum annual allowance); (3) his automobile/country club allowance (but not more than the $2,000 maximum monthly allowance), and (4) Company contributions to any 401(k) plan or other Company retirement plan on the Executive’s behalf, using the Company’s contributions during the year prior to his termination in making this calculation (Severance Pay for any severance period shall be calculated using this methodology; in addition, all Severance Pay due and owing under this Agreement shall be subject to payment of payroll taxes required to be withheld by law). The following forms of compensation shall also be paid by the Company to the Executive: (i) all Base Salary due through the date of termination of employment; (ii) such additional salary as may be due to compensate the Executive for accrued but unused vacation days as of the date of termination of employment, as provided by Section 2(d) of this Agreement, (iii) compensation for any business or telephone expenses under Section 2(e) of this Agreement, not yet reimbursed, as provided by the Company’s business expense reimbursement policies, and (iv) all compensation due the Employee as employee benefits under Sections 2(c) and 2(f) of this Agreement, or under the terms of Company employee benefit plans, as provided for and required by the terms of such plans (all such compensation and benefits are referred to collectively in this Agreement as “Accrued Obligations”). Accrued Obligations shall be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. In addition, the Executive shall be paid any earned Bonus, where termination of employment occurs after the end of the fiscal year, but before payment of the Bonus (“Final Bonus”). The Final Bonus shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b).

(ii) In the event that the Company elects not to renew the Agreement under Section 4 above and terminate the Executive’s employment, by providing a written notice of non-renewal, then promptly (but not later than 30 days) following termination of the Executive’s employment, the Company shall pay the Executive a lump sum equal to one year of Severance Pay. In lieu of providing the six months advance notice of non-renewal required by Section 4, the Company may terminate the Executive immediately and pay him an additional six months of Severance Pay, or provide such combination of Severance Pay and advance notice as it desires, on a pro rata basis, in its complete discretion. In addition to paying the Executive one year of Severance Pay, the Executive shall be paid Mitigated Severance Pay from the first anniversary of the date of termination of his Company employment, until the second anniversary of his Company termination date, payable on an installment basis at the Company’s regular payroll intervals (as of the date of the Executive’s termination) as if it were salary compensation. “Mitigated Severance Pay,” as used in this Agreement, means Severance Pay less any salary compensation and fringe benefit compensation, comparable to his Base Salary and fringe benefit compensation under this Agreement, paid to him by any other employer, or received by him through self-employment or in connection with contract/consulting work during that period. The Executive will also be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b).

(iii) The Executive may terminate his employment and this Agreement for Good Reason by written notice to the Company, and in that event, the Company shall pay Executive promptly (but not later than 30 days) following the termination of his employment a lump sum equal to one year of Severance Pay. “Good Reason,” as used in this Agreement, shall mean, without limitation, (A) any material diminution in the Executive’s authority, duties and responsibilities, (B) any reduction in the Executive’s Base Salary, (C) any material reduction in the total value of the Executive’s fringe benefit compensation, (D) a material breach by the Company of this Agreement, or (E) the Company’s failure to provide and maintain Directors and Officers’ Liability Insurance in agreed amounts. Before terminating this Agreement for Good Reason, the Executive must give the Company a prior written notice indicating his intent to terminate for Good Reason if corrective action is not taken, and stating the reasons why he believes there are grounds to terminate for Good Reason; after receipt of this notice, the Company shall have 15 days to cure the grounds for Good Reason. In the event of a termination for Good Reason, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b).

(e) Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except for Good Reason) prior to the expiration of the Term or any Renewal Term of this Agreement, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 6(a), which will be paid promptly (but not later than 30 days) following the date on which the Executive terminated his employment pursuant to this Section 6(e). A termination of the Executive’s employment by the mutual agreement of the Executive and the Company shall not be deemed a Termination by the Company other than for Cause as provided in Section 6(d). Likewise, any public or published statement by either the Executive or the Company after the date of Executive’s termination that characterizes the termination of Executive as a “resignation” or other voluntary departure by the Executive shall have no bearing on or otherwise change the determination that Executive’s termination is a termination by the Company other than for Cause. In the event of a voluntary termination, the Executive will be entitled to payment of all Accrued Obligations, which will be paid promptly (but not later than 30 days) following the date on which the Executive’s employment is terminated. The Executive shall also be entitled to payment of any Final Bonus, which shall be determined as provided by Section 2(b) of this Agreement. Any such Final Bonus payment shall be made promptly but not later than as provided by Section 2(b).

(f) Termination Following a Change of Control and Compensation Reduction. In the event that a Change in Control, as hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term, and within 12 months of the occurrence of such Change in Control event the Company terminates the Executive without Cause or the Executive shall terminate the Executive’s employment under this Agreement, then, in any such event such termination shall be deemed to be a termination by the Company other than for Cause and the Executive shall be entitled to such compensation and benefits as set forth in Section 6(d) of this Agreement, which shall be paid promptly (but not later than 30 days) following the termination of Executive’s employment.

For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:

(i) a sale of all or substantially all of the assets of the Company;

(ii) the date there shall have been a change in a majority of the Board of Directors of the Company during a consecutive twelve-month period, unless the nomination for election by the Company’s shareholders of each new director was approved.by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period;

(iii) the date that any person or entity, entities or group of persons (other than the Executive) both (A) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company.representing more than thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, and (B) has voting control of the Company;

(iv) consummation of a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(v) a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of securities of the combined voting power of the Company’s then outstanding securities; provided that, for such purposes, any acquisition by the Company, in exchange for the Company’s securities, shall be disregarded; or

(vi) the Board (or the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company.

provided, however, that a Change of Control shall expressly not include (A) any consolidation or merger effected exclusively to change the domicile of the Company, (B) any transaction or series of transactions principally for bona fide equity financing purposes, or (C) the Transaction.

(g) Release. The payment of Severance Pay or any other severance amount under this Section 6 is conditioned on the Executive executing and delivering to the Company promptly after the effective date of termination (without any revocation thereof) a standard waiver and general release of claims which shall be provided by the Company to Executive (the

“Release”). The Release will exclude Executive’s equity ownership and rights to purchase equity, his rights to receive payments and reimbursements contemplated under this Agreement and other agreements with the Company (including all Accrued Obligations and any Final Bonus), his rights under the Company’s benefit plans, and his rights under indemnity agreements or to be indemnified under the Company’s governing documents. Any such Release shall also contain a mutual release of the Executive to be given by the Company. For the avoidance of doubt, it is understood, that to the extent the payment of any amount is contingent on the execution and delivery of the Release under this Section 6(g), such payment shall be forfeited unless the Release is received prior to the date on which such payment is due to be made under this Agreement.

(h) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (within the meaning of the final regulations promulgated under Section 409A of the Code) as of the date of his “separation from service” (within the meaning of Section 409A of the Code) from the Company, no amount that constitutes a deferral of compensation that is payable upon such separation from services and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be paid to Executive before the date (the “Delayed Payment Date”) that is the first day of the seventh month after the date of the Executive’s separation from service, or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 6(h), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. It is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all benefits or payments provided under this Agreement satisfy to the greatest extent possible, the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 6(h) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted, construed, administered and applied consistently therewith.

(i) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A of the Code, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

7. COVENANT NOT TO COMPETE/NON-SOLICITATION. Executive acknowledges and recognizes the highly competitive nature of the Company’s Business and the goodwill and business strategy of the Company constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment Executive will receive specific knowledge of the Company’s Business, access to trade secrets and Confidential Information (as hereinafter defined), participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable Confidential Information. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. Accordingly, the existence of any claim or cause of action by Executive against the Company, including but not limited to any other claim or cause of action under this Agreement or other agreement with the Company, does not constitute a defense to the enforcement of this Agreement by the Company against Executive. Executive agrees to the following:

(a) that all times during the Term and any Renewal Terms and for a period of one year after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period”), for whatever reason and in any geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Executive’s employment (the “Restricted Area”), Executive will not individually or in conjunction with others, directly engage in Competition (as hereinafter defined) with the Business of the Company, whether as an officer, director, proprietor, employer, employee, partner, independent contractor, investor, consultant, advisor, agent or otherwise; provided that this provision shall not apply to the Executive’s ownership of the capital stock, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than three percent of any class of capital stock of such corporation;

(b) that during the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company;

(c) that during the Restricted Period and within the Restricted Area, Executive will not (i) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (ii) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company to employ or seek to employ for any such business any person who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed by the Company;

(d) that during the Restricted Period, Executive will not interfere with, disrupt, attempt to disrupt any past or present relationship, contractual or otherwise, between the Company and any Company’s employees.

(e) For purposes hereof, “Competition” shall mean any company, partnership, limited liability company or other entity any portion of whose business directly or indirectly competes with the Company within the Business in the geographical areas in which the Company conducts the Business.

(f) In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g) If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

8. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, and confidential information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development, technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, as well as confidential information relating to Company advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive only by virtue of Executive’s association with the Company. In light of the highly competitive nature of the Business, Executive agrees that it is important and appropriate to maintain the secrecy of all such Confidential Information.

(b) The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) not use, directly or indirectly, Confidential Information, except in order to perform the Executive’s duties and responsibilities to the Company; (iv) restrict the disclosure or availability of the Confidential Information to those who have a need to know the information and who have signed appropriate confidentiality commitments; (v) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (vii) relinquish all rights he may have in anything, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information.

(c) Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive, and that is useful to the Business; (ii) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (iii) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

(d) Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (ii) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (iii) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (iv) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

(e) Upon written request of the Company, Executive shall immediately return to the Company all written materials containing the Confidential Information as well as any other books, records and accounts relating in any manner to the Company or the Business. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five days of receipt of the request.

9. ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained herein (including, without, limitation the length of the term of the provisions of the covenant not to compete) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained herein will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The

Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms hereof. The Executive further acknowledges that the restrictions contained herein are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

10. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 7 and 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 7 and 8 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. In addition, upon any material violation of the covenants contained in Sections 7 and 8 that is not cured within 20 days of notice by the Company, all severance payments and benefits to which the Executive may be entitled to thereafter shall immediately cease and be without further force and effect,

11. SURVIVAL. The provisions of Sections 7 through 25 shall survive the termination of this Agreement, as applicable.

12. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent to the business address of the Company and to the last known home address of the Executive, or to such other address as either party hereto may from time to time give notice of to the other.

13. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

16. GOVERNING LAW; FORUM SELECTION AGREEMENT; ATTORNEY’S FEES. This Agreement is to be construed and enforced according to the laws of the State of Florida. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Broward County, Florida, or by the United States District Court for the Southern District of Florida, or by any appellate courts which review decisions of those courts. The parties expressly submit to the jurisdiction of those courts for adjudication of all such disputes, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Agreement in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party. The parties also agree to accept any service of process by mail. The prevailing party in any action brought under this Agreement shall be entitled to recover a reasonable attorney’s fee and costs of action from the non-prevailing party.

17. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

18. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

19. ASSIGNABILITY. The Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person. The Company may assign its rights under this Agreement. The Executive specifically authorizes the enforcement of the covenants provided for in this Agreement by (A) Company and its Affiliates, (B) Company’s permitted assigns, and (C) any successors to Company’s business or the Business.

20. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

22. NON-DISPARAGEMENT. During the term of Executive’s employment and thereafter, neither the Executive nor the Company’s, directors and officers shall disparage each other.

23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OUT OF THE EMPLOYMENT OF EXECUTIVE BY THE COMPANY, COMPENSATION OR ANY DAMAGES IN RESPECT THEREOF.

24. SECTION 409A. The Company intends that income, bonuses, equity awards and reimbursements provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or exemptions thereto and the final regulations promulgated thereunder. The Company shall operationally comply at all times from and after the date of this Agreement with the requirements of Section 409A of the Code or exemptions thereto so that none of the income, bonuses, equity awards or reimbursements is subject to taxation under Section 409A of the Code.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELANDIA INTERNATIONAL, INC.

By:	/s/ Ana Vallejo

Name:	Ana Vallejo

Title:	Assistant Secretary

EXECUTIVE

/s/ Pedro R. Pizarro
Pedro R. Pizarro

EXHIBITA

The Company’s Tax Gross-Up Commitment

(a) If any of the payments provided for in this Agreement (the “Contract Payments”) or any portion of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”), the Company shall pay to the Executive, no later than thirty (30) days following the Executive’s payment of the Excise Tax (whether such payment is made through withholding by the Company or direct payment to the IRS by the Executive) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income, employment and other taxes and Excise Tax upon the payment provided for by this subsection, shall be equal to the Contract Payments and such other Total Payments.

(b) For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits, including acceleration of payment or vesting of rights, received or to be received by the Executive in connection with an event described in Section 280(G)(b)(2)(A)(i) of the Code (hereinafter, a “Section 280 Event”), or the Executive’s termination of employment pursuant to the terms of any plan, arrangement or agreement with the Company, their successors, or any person whose actions result in a Section 280 Event with respect to the Executive (together with the Contract Payments, the “Total Payments”), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code except to the extent that, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, the Total Payments do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax except to the extent that, in the opinion of such tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code in excess of the base amount within the meaning of Section 2800(b)(3) of the Code, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 2800(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of his employment, net of the maximum reduction in federal income taxes which could be obtained from deductions of such state and local taxes.

(c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reasons of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is fully determined.